EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-33755, Registration Statement No. 33-61444, Registration Statement No. 333-84369, Post-Effective Amendment No. 1 to Registration Statement No. 333-84405, Post-Effective Amendment No. 1 to Registration Statement No. 333-101914, Post-Effective Amendment No. 1 to Registration Statement No. 333-132762, Post-Effective Amendment No. 1 to Registration Statement No. 333-158985, and Post-Effective Amendment No. 1 to Registration Statement No. 333-25041 each on Form S-8, Amendment No. 2 to Registration Statement No. 333-44874, Post-Effective Amendment No.1 to Registration Statement No. 333-160579, and Post-Effective Amendments No. 1 through No. 8 to Registration Statement No. 333-168546 each on Form S-3, of our reports dated February 27, 2012 (May 16, 2012, as to Note 16), relating to the consolidated financial statements of Rowan Companies, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's completed sale of its wholly owned manufacturing subsidiary, LeTourneau Technologies, Inc., and land drilling services business on June 22, 2011, and September 1, 2011, respectively, and related to the condensed consolidating financial information of certain subsidiaries) and to the effectiveness of the Company’s internal control over financial reporting appearing in this Current Report on Form 8-K of Rowan Companies plc dated May 16, 2012.

/s/ Deloitte & Touche LLP

Houston, Texas

May 16, 2012